Exhibit 99.1

Williams Scotsman to Acquire Acton Mobile

•                  Expands Williams Scotsman’s position as a specialty rental services market leader providing innovative modular space and portable storage solutions across North America

•                  Williams Scotsman will have nearly 100,000 modular space and portable storage units serving approximately 35,000 customers from over 100 locations across the United States, Canada and Mexico

FOR IMMEDIATE RELEASE

BALTIMORE (Dec. 12, 2017) — WillScot Corporation (NASDAQ: WSC) (“Williams Scotsman”) today announced that it has entered into a definitive agreement whereby Williams Scotsman International, Inc. will acquire the entity that owns Acton Mobile (ActonMobile.com) from Prophet Equity for a cash purchase price of $235 million, subject to customary adjustments.

Brad Soultz, president and chief executive officer of Williams Scotsman, commented, “We are excited to welcome Acton to the Williams Scotsman family.  Acton shares our core values, and is highly complementary to our business.  The acquisition better positions Williams Scotsman to provide our Ready to Work solutions on a greater scale and will create further opportunities for our employees, customers and vendors.”

Mr. Soultz continued, “Our strategic priorities remain focused on driving growth and achieving measurable shareholder value creation through the pursuit of targeted acquisitions.  We believe this transaction is a tremendous opportunity for our stakeholders, and I look forward to working with the Acton team to help Williams Scotsman achieve even greater success.”

As a result of the acquisition, Williams Scotsman will have nearly 100,000 modular space and portable storage units serving approximately 35,000 customers from over 100 locations across the United States, Canada and Mexico.  Williams Scotsman expects to expand the breadth and depth of its Ready to Work services to existing and incremental customers and markets as a result of the transaction. The acquisition is also expected to generate significant cost savings through operational efficiencies and sourcing initiatives.

“This transaction strengthens our commitments to our existing customers as well as our employees,” said Ingrid West, Acton Mobile’s president. “This transaction gives us the ability to further serve the expanding market for mobile offices and drive significant growth in 2018.  Since our founding almost 50 years ago, Acton Mobile has been passionate about delivering products that enhance the customer experience. Brad and his team are uniquely talented to carry that passion forward and more importantly, I believe that they have the vision and operational experience to maximize exciting growth opportunities in the near and long-term.”

The transaction, which Williams Scotsman will fund with cash on hand and borrowings under its revolving credit agreement, is expected to close in December 2017.  The transaction is subject to customary closing conditions.

About WillScot Corporation

Headquartered in Baltimore, Maryland, WillScot Corporation is the public holding company for the Williams Scotsman family of companies in the United States, Canada and Mexico. WillScot Corporation trades on the NASDAQ stock exchange under the ticker symbol “WSC.” Williams Scotsman is a specialty rental services market leader providing innovative modular space and portable storage solutions across North America. Williams Scotsman is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, its branch network includes over 90 locations, its fleet comprises 76,000 modular space and portable storage units and its customer base has grown to more than 25,000.

About Acton Mobile

Acton Mobile (ActonMobile.com) is a provider of modular space rental services to the construction, energy exploration, commercial, education, healthcare, and government markets. With a fleet of more than 21,000 units and a branch network of locations serving customers nationwide, Acton is dedicated to meeting customer needs. The company offers rental, sales, delivery, setup, maintenance services, pick up of mobile facilities, temporary mobile office trailers, and temporary storage units.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: our inability to complete the announced transaction or to realize the anticipated benefits of the proposed acquisition; costs related to the acquisition and integration of the acquired companies; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our company; general economic and market conditions impacting demand for our products and services; and such other risks and uncertainties as are discussed under the heading “Risk Factors” in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 5, 2017 and those discussed in other reports filed with the SEC by us from time to time, including those discussed under such heading in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed with the SEC. Any forward-looking statement speaks only at the date which it is made, and Williams Scotsman disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

For Investor Inquiries:

Mark Barbalato

investors@willscot.com

For Media Inquiries:

Scott Junk

Scott.Junk@willscot.com